JETBLUE AIRWAYS REPORTS JUNE TRAFFIC

New York, NY (July 13, 2017) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for June 2017. Traffic in June increased 3.2 percent from June 2016, on a capacity increase of 4.0 percent.

Load factor for June 2017 was 85.5 percent, a decrease of 0.7 points from June 2016. JetBlue’s preliminary completion factor was 97.5 percent and its on-time (1) performance was 60.6 percent. Second quarter revenue per available seat mile (RASM) is expected to increase approximately 7 percent compared to the second quarter of 2016. Second quarter RASM was positively impacted by 1.25 points due to lower completion factor and incentive payments related to the JetBlue co-branded credit card.
JETBLUE AIRWAYS TRAFFIC RESULTS

	June 2017	June 2016	% Change
Revenue passenger miles (000)	4,078,977	3,953,711	3.2%
Available seat miles (000)	4,772,790	4,587,583	4.0%
Load factor	85.5%	86.2%	(0.7) pts.
Revenue passengers	3,453,493	3,286,059	5.1%
Departures	30,213	28,686	5.3%
Average stage length (miles)	1,066	1,098	(2.9)%

	Y-T-D 2017	Y-T-D 2016	% Change
Revenue passenger miles (000)	23,532,265	22,528,737	4.5%
Available seat miles (000)	27,825,578	26,625,661	4.5%
Load factor	84.6%	84.6%	0 pts.
Revenue passengers	20,023,852	18,778,455	6.6%
Departures	175,959	166,524	5.7%
Average stage length (miles)	1,074	1,103	(2.6)%

(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 38 million customers a year to 101 cities in the U.S., Caribbean, and Latin America with an average of 1,000 daily flights. For more information please visit jetblue.com.

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